Exhibit 99.1

JONES APPAREL GROUP, INC.
For Immediate Release

Investor Contact:	John T. McClain Chief Financial Officer Jones Apparel Group, Inc. (212) 642-3860

Media Contact:	Joele Frank and Sharon Stern Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

JONES APPAREL GROUP, INC. ANNOUNCES AMENDMENT AND
EXTENSION OF ITS $650 MILLION SENIOR SECURED
CREDIT FACILITY

New York, NY – June 29, 2010 – Jones Apparel Group, Inc. (“Jones” or the “Company”) (NYSE: JNY) announced today that it successfully completed an amendment and extension of its existing $650 million senior credit facility.  J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. were Joint Lead Arrangers in the amendment process.
The amended terms and conditions provide for a decrease in fees and interest rates to current market rates and an extension of the maturity date to May 13, 2015.  The amended terms and conditions also permit Jones to refinance its senior notes due in 2014. The credit facility is primarily used as backing for the issuance of trade letters of credit and other supply chain purposes, but also may be used for working capital and general corporate purposes.  Currently, no cash borrowings are outstanding under the existing facility.
John T. McClain, Chief Financial Officer, stated: “We are pleased with the overwhelming support of the financial institutions associated with the amendment process as it allows us to take advantage of a healthier bank market to realize reduced rates and extend the maturity date of the facility for close to five years.  Our businesses have generated and maintained a significant amount of cash on hand, and we believe that, combined with the $650 million of committed bank credit, provides us with the financial flexibility we need to pursue our strategic goals.”

About Jones Apparel Group, Inc.

Jones Apparel Group, Inc. (www.jonesapparel.com) is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. The Company also markets directly to consumers through its chain of specialty retail and value-based stores and through its e-commerce web sites. The Company’s nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Stuart Weitzman, Robert Rodriguez, Kasper, Bandolino, Easy Spirit, Evan-Picone, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon and Le Suit. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation, women’s footwear under the Dockers® and Dockers® Women brands and infants’, toddlers’ and boys’ footwear (excluding girls’ footwear) under the Dockers® and Dockers® Premium brands, licensed from Levi Strauss & Co., apparel and accessories under the Rachel Roy brand licensed from Rachel Roy IP Company, LLC, and Jessica Simpson jeanswear licensed from VCJS LLC.  Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. The Company contracts for the manufacture of its products through a worldwide network of quality manufacturers. The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Anne Klein New York, Nine West, Gloria Vanderbilt, l.e.i. and Evan-Picone, with select manufacturers of women’s and men’s products which the Company does not manufacture. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements regarding the Company’s expected financial position, business and financing plans are forward-looking statements.  The words “believes,” “expects,” “plans,” “intends,” “anticipates” and similar expressions identify forward-looking statements.  Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including:
●	those associated with the effect of national, regional and international economic conditions;
●	lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;
●	the tightening of the credit markets and the Company’s ability to obtain capital on satisfactory terms;
●	given the uncertain economic environment, the possible unwillingness of committed lenders to meet their obligations to lend to borrowers, in general;
●	the performance of the Company’s products within the prevailing retail environment;
●	customer acceptance of both new designs and newly-introduced product lines;
●	the Company’s reliance on a few department store groups for large portions of the Company’s business;
●	the Company’s ability to identify acquisition candidates and, in a competitive environment for such acquisitions, acquire such businesses on reasonable financial and other terms;

●	the integration of the organizations and operations of any acquired businesses into the Company’s existing organization and operations;
●	consolidation of the Company’s retail customers;
●	financial difficulties encountered by the Company’s customers;
●	the effects of vigorous competition in the markets in which the Company operates;
●	the Company’s ability to attract and retain qualified executives and other key personnel;
●	the Company’s reliance on independent foreign manufacturers;
●	changes in the costs of raw materials, labor, advertising and transportation;
●	the general inability to obtain higher wholesale prices for the Company’s products that the Company has experienced for many years;
●
the uncertainties of sourcing associated with an environment in which general quota has expired on apparel products but litigation and political activity seeking to re-impose quotas have been initiated;

●	the Company’s ability to successfully implement new operational and financial computer systems; and
●	the Company’s ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company’s expectations can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and Item 1A-Risk Factors therein, and in the Company’s other filings with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect.  The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.